UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Share Purchase Agreement

On June 29, 2016, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary, HNR Energia BV, a Curacao company (“HNR Energia”), entered into a share purchase agreement (the “Share Purchase Agreement”) with CT Energy Holding SRL, a Barbados Society with Restricted Liability (“CT Energy”), pursuant to which HNR Energia agreed to sell to CT Energy all of HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest Holding”) (the “Transaction”). Harvest Holding owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A., a mixed company organized under Venezuelan law (“Petrodelta”), through which all of the Company’s Venezuelan interests are owned. Thus, under the Share Purchase Agreement, the Company will be selling all of its interests in Venezuela, which consist of its indirectly owned 20.4% interest in Petrodelta (51% of 40%).

At the closing of the Transaction (the “Closing”), CT Energy or an affiliate will pay consideration consisting of:

•	$80,000,000 in cash, subject to adjustment as described below under “Adjustments to Cash Consideration”;

•	an 11% non-convertible senior promissory note payable to HNR Energia six months from the Closing in the principal amount of $12,000,000, which will be guaranteed by the controlling equityholder of CT Energy;

•	the return of 8,667,597 shares of the Company’s common stock owned by CT Energy (approximately 16.8% of all outstanding shares), to be cancelled by the Company at the Closing;

•	the cancellation of $30,000,000 in principal and accrued interest under the Company’s 15% senior secured promissory note due 2020 held by CT Energy, dated as of June 19, 2015 (the “15% Note”); and

•	the cancellation of the Company’s warrant held by CT Energy, dated as of June 19, 2015, under which CT Energy could acquire up to 34,070,820 shares of the Company’s common stock, subject to conditions set forth in the warrant.

The description of the Share Purchase Agreement in this Form 8-K is a summary and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached to this Form 8-K as Exhibit 2.1 and incorporated by reference herein.

Approval by Special Committee and Board

The board of directors of the Company (the “Board”), acting upon the unanimous recommendation of a special committee of the board comprised solely of independent and disinterested directors (the “Special Committee”), has unanimously: (i) determined that the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement are expedient, advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the Share Purchase Agreement, (iii) approved the transactions contemplated by the Share Purchase Agreement, including the Transaction, and (iv) resolved to recommend that the stockholders of the Company approve the consummation of the Transaction, in accordance with the terms of the Share Purchase Agreement.

Conditions to Closing

Consummation of the Transaction is subject to the following conditions, in addition to customary closing conditions:

•	the approval of the Transaction by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock, as well as by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock that are not owned, directly or indirectly, by CT Energy or its affiliates (the “Requisite Stockholder Approval”); and

•	approval by the Ministerio del Poder Popular de Petróleo y Minería of the Bolivarian Republic of Venezuela of the change in control, resulting from the Transaction (the “Venezuela Approval”).

Adjustments to Cash Consideration

At the Closing, the $80,000,000 in cash consideration will be (i) reduced by the amount by which the outstanding principal and accrued interest under the 15% Note exceeds $30,000,000 (and the entire 15% Note will be cancelled); (ii) reduced by the amount of outstanding principal and accrued interest under the Additional Draw Note (as described below under “Additional Funding”) (and the Additional Draw Note will be cancelled); and (iii) increased by the aggregate amount of cash amounts contributed by the Company or HNR Energia to, or accounts payable and other expenses accrued by the Company or HNR Energia for the benefit of, Harvest Holding and its subsidiaries in respect of expenditures included in Harvest Holdings’ budget.

Letter of Credit

Upon the execution of the Share Purchase Agreement, CT Energy provided to HNR Energia an irrevocable standby letter of credit issued by JP Morgan Chase Bank (the “Letter of Credit”) in the face amount of $15,000,000 (the “Escrow Amount”). The Escrow Amount will be paid to HNR Energia, via a draw on the Letter of Credit, upon (i) the termination of the Share Purchase Agreement as a result of a breach by CT Energy of the Share Purchase Agreement that gives rise to the failure of the closing conditions and is either not capable of being cured by the outside date specified in the Share Purchase Agreement or is not cured within 30 days of notice of such breach or (ii) if, upon termination of the Share Purchase Agreement, the conditions to Closing, other than the receipt of the Venezuela Approval and those conditions that can only be satisfied by CT Energy at the Closing, have been either satisfied or waived (to the extent permitted by law). If the Share Purchase Agreement is terminated for reasons other than those described above, the Escrow Amount will be returned to CT Energy and terminated.

No Shop and Termination Matters

Subject to certain limited exceptions, the Share Purchase Agreement provides that the Company, its subsidiaries, and its and their respective representatives are prohibited from, among other things, initiating, soliciting or knowingly encouraging or facilitating the making of any alternative acquisition proposals from third parties or providing non-public information to or participating in any discussions or negotiations regarding an alternative acquisition proposal with any person that has made an alternative acquisition proposal, subject to customary exceptions prior to the receipt of the Requisite Stockholder Approval relating to proposals that are reasonably likely to lead to a “Superior Proposal” (as defined in the Share Purchase Agreement).

The Share Purchase Agreement contains certain termination rights, including the right of HNR Energia to terminate the Share Purchase Agreement in order for the Company to accept a Superior Proposal (so long as the Company complies with certain notice and other requirements under the Share Purchase Agreement), and provides that, upon termination of the Share Purchase Agreement by HNR Energia or CT Energy in certain circumstances, HNR Energia will be required to pay CT Energy a termination fee of $4,600,000. Such specified circumstances include, among others, (i) termination by HNR Energia in order for the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal, in which case HNR Energia will also be required to pay the outstanding principal amount of the 15% Note and Additional Draw Note plus accrued and unpaid interest and any make-whole premium, (ii) termination by CT Energy after a change of recommendation by the Company’s board of directors and (iii) termination by CT Energy after a breach by the Company or HNR Energia of the Share Purchase Agreement that gives raise to the failure of the closing conditions and is either not capable of being cured by the outside date specified in the Share Purchase Agreement or is not cured within 30 days of notice of such breach. CT Energy may also terminate the Share Purchase Agreement if the Requisite Stockholder Approval is not obtained by September 15, 2016. Additionally, either CT Energy or HNR Energia may terminate the Share Purchase Agreement if all conditions precedent to the Closing are not satisfied within 30 days after receipt of the Requisite Stockholder Approval; provided, however, that a party that is in material breach of its obligations under the Share Purchase Agreement may not terminate the Share Purchase Agreement if the material breach is the principal cause of a condition to Closing not being satisfied.

Additional Funding

To fund the Company’s transaction expenses and operations until the Closing, CT Energy committed to loan the Company $2,000,000 of funds per month for up to five months beginning on July 19, 2016 until the earlier of the Closing or the termination of the Share Purchase Agreement. The loans will be made under the 15% non-convertible senior secured note that the Company issued to CT Energy on June 19, 2015 (the “Additional Draw Note”) pursuant to the Securities Purchase Agreement, dated June 19, 2015, by and between the Company and CT Energy (the “2015 Purchase Agreement”). Any loans under the Additional Draw Note will be secured by substantially all of the Company’s assets, including equity in certain of the Company’s subsidiaries, as further described in the security agreement that was executed in connection with sale of the Additional Draw Note.

Other Material Terms

The Share Purchase Agreement contains customary representations, warranties and covenants. These representations, warranties and covenants were made only for purposes of the Share Purchase Agreement and as of specific dates, are solely for the benefit of the parties to the Share Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Share Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, CT Energy, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, CT Energy or their subsidiaries or affiliates.

Other material terms of the Share Purchase Agreement are described below.

•	The Company agreed to guarantee HNR Energia’s performance of all obligations arising under the Share Purchase Agreement.

•	From the date of the Share Purchase Agreement and continuing in effect after the Closing, the Company, on behalf of itself and its subsidiaries, waived all rights to exercise any legal action against Petrodelta Petroleos de Venezuela S.A., the Venezuelan national oil company, the Government of Venezuela or any of their directors, officers, agents or employees.

•	At the Closing, the 2015 Purchase Agreement and certain agreements related to the 2015 Purchase Agreement, including the Management Agreement, dated of June 19, 2015, between the Company and CT Energy, pursuant to which an affiliate of CT Energy has been managing the day-to-day operations of Petrodelta, will terminate. Additionally, all liens securing Company debt formerly owed to CT Energy will be released at the Closing. After the Closing, the Company’s primary assets will be cash from the proceeds of the Transaction and the Company’s oil and gas interests in the Republic of Gabon, as further described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under “Additional Funding” in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On June 30, 2016, the Company issued a press release announcing the execution of the Share Purchase Agreement. The press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 8.01	Other Events.

Important Information About the Transaction and Additional Information

The Company and its directors and officers and CT Energy and its principals and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Information about the Company’s directors and executive officers and their ownership of Company stock is set forth in the Company’s 2015 Annual Report on Form 10-K, which was filed with the SEC on March 29, 2016, and Amendment No. 1 to its 2015 Annual Report on Form 10-K, which was filed with the SEC on April 29, 2016. Other information regarding the participants in the proxy solicitation, and a description of their direct and indirect interests, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available, which may be obtained free of charge at the SEC web site at www.sec.gov. Investors should read the proxy statement carefully when it becomes available before making any voting decision because it will contain important information about the proposed Transaction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1.	Share Purchase Agreement, dated as of June 29, 2016, by and among CT Energy Holding SRL, HNR Energia B.V. and Harvest Natural Resources, Inc.†

99.1	Press Release of Harvest Natural Resources, Inc., dated June 30, 2016

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: June 30, 2016	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1.	Share Purchase Agreement, dated as of June 29, 2016, by and among CT Energy Holding SRL, HNR Energia B.V. and Harvest Natural Resources, Inc.†

99.1	Press Release of Harvest Natural Resources, Inc., dated June 30, 2016

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.